Exhibit 99.1

Quotient Authorizes New Stock Repurchase Program

MOUNTAIN VIEW, Calif.--(BUSINESS WIRE)--August 9, 2019--Quotient Technology Inc. (NYSE: QUOT), the leading provider of CPG and retailer marketing technology and data-driven digital promotions and media, today announced a new stock repurchase program.

The Company's Board of Directors has authorized a stock buyback program of up to $50.0 million of the Company's common stock, effective August 9, 2019, through a new 10B5-1 plan that expires on August 7, 2020.

Forward-Looking Statements

This press release contains forward-looking statements concerning the Company’s current expectations and projections about future events, including statements relating to the timing, extent, and success of any stock repurchases. Forward-looking statements are based on the Company’s current plans, objectives, estimates, expectations and intentions and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, fluctuations in the market price of the company’s common stock; regulatory, legal, and contractual requirements; market factors; and other factors identified in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including its Quarterly Report on Form 10-Q filed with the SEC on August 9, 2019 and future filings and reports by the Company. Quotient disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise and does not assume responsibility for the accuracy and completeness of the forward-looking statements.

About Quotient Technology Inc.

Quotient Technology is a leading digital promotions, media and analytics company that delivers personalized digital coupons and ads - informed by proprietary shopper and online engagement data - to millions of shoppers daily. We use our proprietary Promotions, Media, Audience and Analytics Cloud Platforms and services to seamlessly target audiences, optimize performance, and deliver measurable, incremental sales for CPG and retail marketers.

We serve hundreds of CPGs and retailers nationwide, including Clorox, Procter & Gamble, General Mills, Unilever, Albertsons Companies, CVS, Dollar General and Ahold-Delhaize USA. Quotient is based in Mountain View, California, and has offices in Bangalore, Cincinnati, New York, Paris and London. Visit www.quotient.com for more information.

Quotient and the Quotient logo are trademarks or registered trademarks of Quotient Technology Inc. and its subsidiaries in the United States and other countries. Other marks are the property of their respective owners.

Contacts

Investor Relations Contact:
Stacie Clements, 650-605-4535
Vice President, Investor Relations
ir@quotient.com